Exhibit 10.14
SYMETRA FINANCIAL CORPORATION
ANNUAL INCENTIVE BONUS PLAN
ARTICLE I.
PURPOSE
     Symetra Financial Corporation (the “Company”) hereby establishes this Annual Incentive Bonus Plan (this “Plan”) to provide bonus compensation to certain employees and reward them for their role in the Company’s success.
ARTICLE II.
DEFINITIONS.
     2.1 “Code” means the Internal Revenue Code of 1986, as amended.
     2.2 “Company Performance Modifier” means a percentage between zero percent (0%) and two hundred percent (200%) for each Plan Year. At the end of each Plan Year the Plan Administrator will set the Company Performance Modifier based on the extent to which the Company’s actual performance exceeded or fell below the Company Performance Goals for that Plan Year.
     2.3 “Company Performance Goals” means any business performance goals selected by the Plan Administrator, which may include, but are not limited to, sales growth targets, improvement in operating efficiencies, and operating return on average equity. Company Performance Goals need not, however, be based upon an increase or positive result under a business criterion and could include, for example, maintaining the status quo or limiting economic losses.
     2.4 “Eligible Employee” means a salaried employee of Symetra Life Insurance Company who works at least 20 hours per week and who does not participate in any other Company sponsored sales or production plan. For these purposes neither the Company’s Performance Share Plan nor its Equity Plan are considered “sales or production performance plans.”
     2.5 “Incentive Bonus” means the amount awarded to a Participant as described in Article 6.
     2.6 “Individual Performance Modifier” means a percentage between zero percent (0%) and two hundred percent (200%) for each Plan Year. At the end of each Plan Year the Plan Administrator will set the Individual Performance Modifier according to performance rating distribution for all Participants.
     2.7 “Individual Performance Goals” means any performance-related goals for a Participant, determined or established by the Plan Administrator, or by the Participant’s

manager. The Individual Performance Goals may differ from Participant to Participant and from Plan Year to Plan Year.
     2.8 “Participant” means an Eligible Employee who has become a Participant as described in Article V.
     2.9 “Eligible Earnings” mean the aggregate base salary paid to a Participant during the applicable Plan Year, before any salary reduction contributions to a Code Section 125 cafeteria plan, qualified transportation benefit plan or 401(k) plan. Eligible Earnings do not include overtime, cash incentives, bonuses, deferred compensation, Company contributions to a qualified retirement plan, Company contributions to a medical or insurance benefit plan, long-term disability payments, severance pay, fringe benefits or any other extraordinary pay, including any incentive compensation paid under this Plan.
     2.10 “Pay-out Formula” has the meaning given in Section 6.3.
     2.11 “Plan Administrator” means the Compensation Committee of the Board of Directors of the Company.
     2.12 “Plan Year” means the calendar year.
     2.13 “Target Bonus” has the meaning provided in Section 6.2.
     2.14 “Termination of Employment” means a complete cessation of employment.
     2.15 “Total Disability” means a mental or physical impairment that (a) causes an individual to be unable to engage in any substantial gainful activity, after reasonable accommodation, and (b) is expected to result in death or has lasted or is expected to last for a continuous period of 12 months or more. The status of Total Disability will be determined by the Plan Administrator and, if requested by the affected Participant, two independent physicians, and shall be deemed to exist on the first day after the Plan Administrator (and the two independent physicians, if applicable) reach the conclusion.
ARTICLE III.
EFFECTIVE DATE
     The effective date of this Plan is January 1, 2010.
ARTICLE IV.
PLAN ADMINISTRATION
     4.1 Powers of Plan Administrator. The Plan Administrator shall be responsible for the general administration and interpretation of this Plan and for carrying out its provisions. The Plan Administrator shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of this Plan: (a) discretionary authority to construe and interpret the terms of this Plan, and to determine eligibility and the award and payment of benefits; (b) to prescribe forms and procedures for purposes of Plan participation and benefit payment; and (c) to adopt rules and regulations and to take such actions as it deems necessary or desirable for the proper administration of this Plan.
     4.2 Finality of Decisions. Any rule or decision by the Plan Administrator that is not expressly inconsistent with the provisions of this Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.
     4.3 Liability of Plan Administrator. The Plan Administrator shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan. In addition, no management employee of the Company shall be liable to any person for his or her part in establishing Individual Performance Goals or Individual Performance Modifiers.
ARTICLE V.
ELIGIBILITY
     An employee hired or transferred to an “Eligible Employee” position on January 1 through September 30 shall become a Participant as of the first date the employee is an Eligible Employee. An employee hired or transferred to an “Eligible Employee” position on October 1 through December 31 shall become a Participant as of January 1st following the date he or she becomes an Eligible Employee (provided employment has continued to that date). An Eligible Employee who terminates employment with the Company during the course of a Plan Year and is then rehired as an Eligible Employee during the same Plan Year shall become a Participant on his or her most recent rehire date, provided the rehire date is on or before September 30; if the rehire date is after September 30, the individual will not become a Participant until the start of the following Plan Year (provided employment has continued to that date). An Eligible Employee who ceases to be an Eligible Employee because he or she becomes eligible for an alternative sales or production plan for part or all of a Plan Year will cease to be a Participant, but will receive a blended target percentage for the Plan Year, based on time spent in each position.
ARTICLE VI.
INCENTIVE BONUS
     6.1 Establishment of Goals. Company and Individual Performance Goals will be established, and set forth in writing and shared with the Participants, within ninety (90) days following the start of each Plan Year, or with respect to an individual who first becomes a Participant midway through a Plan Year, within forty-five (45) days after becoming a Participant.
     6.2 Target Bonus. The Target Bonus shall be calculated by multiplying the target percentage set for the participant’s position upon hire by the Eligible Earnings for the Plan Year. Should a participant’s target change as a result of moving into a new position with a different target, the participant will receive a blended target for the Plan Year, based on time spent in each position.
     6.3 Eligible Payment Formula. The Incentive Bonus will be based on the product of the amount of the Target Bonus for the Plan Year multiplied by the Individual Performance

Modifier for the Plan Year, and multiplied by the Company Performance Modifier for the applicable Plan Year (the “Pay-out Formula”). The maximum total percentage a participant can receive is two hundred percent (200%) of their Target Bonus. Notwithstanding any contrary provision of this Plan, the Plan Administrator, in its sole discretion, may at any time prior to actual payment modify the Incentive Bonus payable to any Participant. The modification may constitute a decrease or an increase above what would otherwise be payable under the Pay-out Formula.
     6.4 Right to Incentive Bonus. To ensure that the Company achieves the purposes and receives the benefits contemplated by this Plan, a Participant shall receive the Incentive Bonus only if the Participant remains continuously employed by the Company until the Incentive Bonus is actually paid to the Participant, as described below in Section 6.5. If a Participant experiences a Termination of Employment prior to the payment of any Incentive Bonus, then the Incentive Bonus is forfeited and the Participant has no right to payment, unless the Termination of Employment is due to death, Total Disability, voluntary Termination of Employment at or after age 65, or the Company’s elimination of the Participant’s position, in which case the Participant (or his or her personal representative or estate) shall nevertheless receive payment of the Incentive Bonus for that Plan Year, based on his or her Eligible Earnings for that Plan Year, subject to the Company Performance Modifier. The payment to such a Participant will occur at the same time as payments to other Participants.
     6.5 Time and Form of Eligible Payment of Incentive Bonus. The Company shall pay the amount of Incentive Bonuses awarded pursuant to Section 6.3 in a lump sum within two and a half months following the Plan Year for which the Company and Individual Performance Goals apply, subject to the requirements of continued employment of Section 6.4.
     6.6 Special Provision for Benefit Upon Death. If a Participant should die, any Incentive Bonuses payable pursuant to this Article 6 shall be paid to his or her personal representative, or estate.
ARTICLE VII.
UNFUNDED OBLIGATION
     The benefits payable under this Plan shall not be funded, but shall constitute an unsecured liability payable, when due, by the Company out of its general assets. The Company shall retain title to and beneficial ownership of all assets, whether cash or investments, which it may in its sole discretion set aside or earmark to pay benefits under this Plan, including any assets placed in a rabbi trust. Neither the Participant nor their beneficiaries shall have any property interest in the Company’s specific assets.
ARTICLE VIII.
MISCELLANEOUS
     8.1 Withholding Taxes. In connection with payments under this Plan, the Company shall withhold any income and employment taxes required under applicable law.
     8.2 No Employment Contract. Nothing in this Plan, shall give any employee any right to continued employment with the Company, or to interfere in any way with the right of the

Company to terminate an employee’s employment or service relationship with the Company at any time.
     8.3 Right to Amend or Terminate Plan. The Company intends this Plan to be a continuing program. Nonetheless, the Company reserves the right to amend or terminate this Plan at any time and to terminate all rights to receive benefits hereunder.
     8.4 Applicable Law. This Plan shall be governed and construed in accordance with the laws of the State of Washington, to the extent no preempted by federal law. This Plan shall be interpreted to be exempt under Code Section 409A as a “short-term deferral,” as defined in corresponding Treasury regulations.
     IN WITNESS WHEREOF, the Company has caused this Annual Incentive Bonus Plan to be executed this       day of                     , 2010.

SYMETRA FINANCIAL CORPORATION

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